Exhibit 99.1

Bolt Biotherapeutics Reports First Quarter 2025 Financial Results and Provides Business Update

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BDC-4182 Phase 1 dose-escalation study now open for enrollment
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BDC-3042 Phase 1 dose-escalation data presented at AACR 2025 demonstrated a favorable safety profile, dose-dependent biological activity, and monotherapy anti-tumor activity
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Bolt is running a partnering process to advance development of BDC-3042
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Cash balance of $58.0 million as of March 31, 2025 anticipated to fund key milestones through mid-2026

REDWOOD CITY, CA, May 12, 2025 – Bolt Biotherapeutics (Nasdaq: BOLT), a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer, today reported financial results for the first quarter ended March 31, 2025, and provided a business update.

“We continue to make progress advancing our pipeline of first-in-class, novel immunotherapies,” said Willie Quinn, Chief Executive Officer. “We recently presented promising early clinical data for BDC-3042 at AACR and launched a process to find a partner to accelerate BDC-3042 development. We also just opened enrollment for the first next-generation Boltbody™ ISAC in our pipeline, BDC-4182. We are excited to see what our ISAC platform technology can do for gastric and gastroesophageal cancer patients. We continue to be good stewards of capital as we execute against our mission to deliver new treatment options to patients with cancer.”

Recent Highlights and Anticipated Milestones

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Clinical data from Phase 1 dose-escalation study of BDC-3042 presented at AACR Annual Meeting 2025 in April 2025. BDC-3042 is a proprietary agonist antibody that targets dectin-2, an immune-activating receptor expressed by tumor-associated macrophages (TAMs). This single-agent, dose-escalation Phase 1 clinical study is evaluating BDC-3042 in patients with metastatic or unresectable solid tumors including non-small cell lung cancer (NSCLC). The dose-escalation data support the selection of 10 mg/kg q2w as a recommended Phase 2 dose (RP2D), alongside potential exploration of other doses and schedules. The results support further clinical development in NSCLC and other post-immunotherapy settings, as patients previously treated with PD-(L)1 inhibitors appear to have more dectin-2 expression and may experience improved outcomes. Bolt is running a process to find a partner with resources to accelerate development and optimize commercialization.
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BDC-4182 Phase 1 study for patients with gastric and gastroesophageal cancer opened for enrollment in April 2025. BDC-4182 is a next-generation BoltbodyTM ISAC clinical candidate targeting claudin 18.2, a clinically validated target in oncology with expression in gastric/gastroesophageal junction cancer, pancreatic cancer, and other tumor types. Preclinically, monotherapy treatment with BDC-4182 generated complete regressions in multiple models and BDC-4182 was tolerated in toxicology studies. BDC-4182 outperformed cytotoxic claudin 18.2 ADCs, using MMAE or TOPO1, in multiple preclinical studies.
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Presented preclinical results for next-generation Boltbody™ ISACs targeting CEA and PD-L1 at AACR Annual Meeting 2025 in April 2025.

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Bolt’s lead CEA-targeting ISAC comprises a novel, fully human antibody with high affinity and selectivity to CEACAM5 (CEA), and not to other members of the CEACAM family, conjugated to a propriety TLR7/8 agonist via a non-cleavable linker. This ISAC drives enhanced phagocytosis of CEA-positive tumor cells and stimulates production of critical immune-activating cytokines including IL-12p70, IFNg, and TNFa. The next-generation CEA ISAC induced complete and durable anti-tumor responses in mice and was well-tolerated in NHPs.
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Bolt’s PD-L1 ISAC utilizes a novel human anti-PD-L1 antibody conjugated to a TLR7/8 agonist via a non-cleavable linker. This ISAC leverages a unique mechanism of action due to its ability to target both tumor and immune cells that express PD-L1. Preclinical results demonstrated that PD-L1 ISACs represent a compelling new approach to treat cancer, leveraging mechanisms that are distinct from and potentially complementary to conventional PD-1/PD-L1 blockade.
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Collaborations with Genmab and Toray continue to progress. Genmab and Bolt have now selected a second product to advance into development, while the companies also continue research and development on additional programs. The Toray collaboration combines the Company’s immunostimulatory linker-payloads with Toray antibodies targeting Caprin-1, a tumor-specific antigen that is strongly expressed on the cell membrane in multiple solid tumor types.
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Cash, cash equivalents, and marketable securities were $58.0 million as of March 31, 2025. Cash on hand is expected to fund multiple milestones and operations through mid-2026.

First Quarter 2025 Financial Results

• Collaboration Revenue – Total collaboration revenue was $1.2 million for the quarter ended March 31, 2025, compared to $5.3 million for the same quarter in 2024. Revenue in the comparative periods was generated from services performed under the R&D collaborations as we fulfill our performance obligations. The decrease in revenue in the comparative period was mainly due to the $3.5 million revenue recognized under the Amended Innovent Agreement, as we completed our performance obligation to Innovent.

• Research and Development (R&D) Expenses – R&D expenses were $9.5 million for the quarter ended March 31, 2025, compared to $16.5 million for the same quarter in 2024. The decrease between the comparable periods was mainly due to a decrease in salary and related expenses, a decrease in clinical expenses primarily related to the discontinued development of trastuzumab imbotolimod, formerly known as BDC-1001 in May 2024.

• General and Administrative (G&A) Expenses – G&A expenses were $3.8 million for the quarter ended March 31, 2025, compared to $5.8 million for the same quarter in 2024. The decrease between the comparable periods was mainly due to a decrease in salary and related expenses primarily as a result of the May 2024 restructuring.

• Loss from Operations – Loss from operations was $12.1 million for the quarter ended March 31, 2025, compared to $17.1 million for the same quarter in 2024.

About the Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) Platform
Bolt Biotherapeutics’ Boltbody ISAC platform harnesses the precision of antibodies with the power of the innate and adaptive immune system to generate a productive anti-cancer response. Each Boltbody ISAC candidate comprises a tumor-targeting antibody, a non-cleavable linker, and a proprietary immune stimulant. The antibody is designed to target one or more markers on the surface of a tumor cell and the immune stimulant is designed to recruit and activate myeloid cells. Activated myeloid cells initiate a positive feedback loop by releasing cytokines and chemokines, chemical signals that attract other immune cells and lower the activation threshold for an immune response. This increases the population of activated immune system cells in the tumor microenvironment and promotes a robust immune response with the goal of generating durable therapeutic responses for patients with cancer.

About Bolt Biotherapeutics, Inc.

Bolt Biotherapeutics is a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer. Bolt Biotherapeutics’ pipeline candidates are built on the Company’s deep expertise in myeloid biology and cancer drug development. The Company’s pipeline includes BDC-3042, a first-in-class agonist antibody that activates macrophages by targeting dectin-2, and BDC-4182, a next-generation Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) clinical candidate targeting claudin 18.2. BDC-3042 is currently in a Phase 1 dose escalation trial that includes patients with any of seven different solid tumor types. BDC-4182 is supported by strong in vitro and in vivo data demonstrating potent anti-tumor activity, and activities are underway to support the initiation of clinical trials in the second quarter of 2025. Bolt Biotherapeutics is also developing additional Boltbody™ ISACs in strategic collaborations with leading biopharmaceutical companies. For more information, please visit https://www.boltbio.com/.

Forward-Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding the advancement and success of our BDC-3042 clinical trial, the potential initiation of clinical trials for BDC-4182, the anti-tumor potency, safety and tolerability, and characteristics of our product candidates, the initiation of future clinical trials, the potential value of collaborations, and the expected duration of our cash runway, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the potential product candidates that we develop may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; such product candidates may not be beneficial to patients or become commercialized; and our ability to maintain our current collaborations and establish further collaborations. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2024. These filings, when available, are available on the investor relations section of our website at investors.boltbio.com and on the SEC’s website at www.sec.gov.

Investor Relations and Media Contact:

Matthew DeYoung

Argot Partners

(212) 600-1902

boltbio@argotpartners.com

BOLT BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Collaboration revenue	$1,222	$5,274
Operating expenses:
Research and development	9,512	16,529
General and administrative	3,825	5,837
Total operating expense	13,337	22,366
Loss from operations	(12,115)	(17,092)
Other income, net:
Interest income, net	1,053	1,606
Other income	22	4,675
Total other income, net	1,075	6,281
Net loss	(11,040)	(10,811)
Net unrealized loss on marketable securities	(57)	(73)
Comprehensive loss	$(11,097)	$(10,884)
Net loss per share, basic and diluted	$(0.29)	$(0.28)
Weighted-average shares outstanding, basic and diluted	38,339,697	38,068,424

BOLT BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$8,391	$7,205
Short-term investments	30,447	40,118
Restricted cash	784	784
Prepaid expenses and other current assets	2,887	2,707
Total current assets	42,509	50,814
Property and equipment, net	2,065	3,139
Operating lease right-of-use assets	21,141	21,756
Restricted cash, non-current	981	981
Long-term investments	19,115	22,880
Other assets	51	62
Total assets	$85,862	$99,632

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,534	$1,507
Accrued expenses and other current liabilities	6,545	9,083
Deferred revenue	3,083	3,015
Operating lease liabilities	2,400	2,251
Total current liabilities	13,562	15,856
Operating lease liabilities, net of current portion	22,309	22,958
Deferred revenue, non-current	3,049	3,620
Other long-term liabilities	132	-
Total liabilities	39,052	42,434
Commitments and contingencies
Stockholders' equity:
Common stock	—	—
Additional paid-in capital	485,213	484,504
Accumulated other comprehensive gain	40	97
Accumulated deficit	(438,443)	(427,403)
Total stockholders' equity	46,810	57,198
Total liabilities and stockholders' equity	$85,862	$99,632

BOLT BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,040)	$(10,811)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	399	458
Stock-based compensation expense	709	2,302
Accretion of discount on marketable securities	(209)	(1,033)
Gain on sale of property and equipment	(288)	—
Non-cash lease expense	615	773
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(169)	(130)
Accounts payable and accrued expenses	(2,511)	(3,544)
Operating lease liabilities	(500)	(652)
Deferred revenue	(503)	(4,071)
Other long-term liabilities	132	(43)
Net cash used in operating activities	(13,365)	(16,751)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of property and equipment	963	—
Purchases of marketable securities	(992)	(23,058)
Maturities of marketable securities	14,580	33,261
Net cash provided by investing activities	14,551	10,203
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by financing activities	—	—
NET INCREASE (DECREASE) IN CASH	1,186	(6,548)
Cash, cash equivalents and restricted cash at beginning of year	8,970	12,575
Cash, cash equivalents and restricted cash at end of period	$10,156	$6,027
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$8,391	$4,262
Restricted cash	1,765	1,765
Total cash, cash equivalents and restricted cash	$10,156	$6,027